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                                                                 Exhibit 2.7

                            ASSET PURCHASE AGREEMENT

            Agreement made this 16th day of September 1998 between GLOBAL ENTREPRENEURS NETWORK, INC., a Florida corporation, having an office at 1000 112
N. Circle Road, St. Petersburg, Florida (the "Seller") and SAGE NETWORKS ACQUISITION CORP., a Delaware corporation, having an office at 215 First Street, Cambridge, MA (the "Buyer").

                              W I T N E S S E T H:

            WHEREAS, Seller is a wholly owned subsidiary of GEN International, Inc. ("GEN") which is, concurrently with the execution of this Agreement, entering into an agreement with the Buyer for the sale by GEN and the purchase by Buyer of GEN's Internet web hosting business and substantially all the operating assets of GEN related to said business; and

            WHEREAS, Seller conveyed to GEN its GEN Membership Accounts and any and all of it's rights to GEN Trade Marks, the GEN Logo(s) and any rights arising directly or indirectly from the GEN name (collectively, the "GEN Assets") pursuant to an agreement of sale dated June 9, 1997 (the "Agreement of Sale"), a copy of which is attached hereto as Exhibit A; and

            WHEREAS, after the sale to GEN pursuant to the Agreement of Sale, Seller continued to be the lessee under certain equipment leases covering equipment (the "Leased Equipment") used in connection with GEN's Internet web hosting business, which leases are listed on Exhibit B attached hereto (the "Equipment Leases"); and

            WHEREAS, after the sale to GEN pursuant to the Agreement of Sale, Seller continued to own certain equipment (the "Owned Equipment") used in connection with GEN's Internet web hosting business, which equipment is listed on Exhibit B-1 attached hereto (the Leased Equipment and the Owned Equipment is collectively referred to as the "Equipment"); and

            WHEREAS, Seller is currently the Debtor in a bankruptcy proceeding in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, docket No. 98-8645 8B1 (the "Bankruptcy Court"); and

            WHEREAS, Buyer desires to acquire (i) ownership of the Equipment and
(ii) all right, title and interest that Seller may have in and to the assets transferred to GEN pursuant to the Agreement of Sale.

            NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the parties agree as follows:

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            1. Seller agrees to sell, convey and assign to Buyer free and clear of all liens, leasehold interests and encumbrances of any kind whatsoever, all of Seller's right, title and interest in and to (i) the Equipment and (ii) all of the assets transferred by Seller to GEN pursuant to the Agreement of Sale, including without limitation, the GEN Assets (collectively, the "Purchased Assets").

            2. The purchase price for the Purchased Assets is Two Hundred Ninety-Five Thousand ($295,000.00) Dollars (the "Purchase Price").

            3. Seller agrees to execute and deliver to McCarthy, Fingar, Donovan, Drazen & Smith, L.L.P., 11 Martine Avenue, White Plains, New York 10606, as escrow agent (the "Escrow Agent") on the date hereof a bill of sale and assignment satisfactory to Buyer (the "Bill of Sale") conveying to Buyer all its right, title and interest in and to (i) the Purchased Assets free and clear of all liens, leasehold interests and encumbrances of any kind whatsoever and
(ii) all claims and/or causes of action which Seller may have for recovery of the Purchased Assets or the value thereof from GEN under Title 11 of the Bankruptcy Code or any applicable non-bankruptcy law or cause of action.

            4. Buyer agrees to deliver to the Escrow Agent by September 17, 1998 the amount of $295,000.00 by wire transfer. The Escrow Agent agrees to hold such funds in an escrow account maintained by it at a bank located in Westchester County, New York.

            5. The Escrow Agent agrees to hold the Bill of Sale and said $295,000.00 in escrow until such time as it receives (a) a verified, final, and non-appealable order from the Bankruptcy Court in form and substance satisfactory to Buyer and its counsel, whereby the Bankruptcy Court (i) makes a finding that the Buyer is a good faith purchaser for value of the Purchased Assets under Section 363 (m) of the Bankruptcy Code and (ii) it approves the sale and conveyance of the Purchased Assets to Buyer pursuant to this Agreement and (b) a copy of a bill of sale from the lessors of the Equipment to the Buyer, or such other proof satisfactory to Buyer that Seller is vested with good and marketable title to the Equipment. Upon receipt of said order and bill of sale from the lessors (or other proof of title), the Escrow Agent shall deliver the Bill of Sale to the Buyer and transmit the $295,000.00 to the Seller or the Bankruptcy Court as instructed by the Bankruptcy Court. Notwithstanding the foregoing, if directed by the Buyer in Buyer's sole discretion, Escrow Agent shall pay such portion of the Purchase Price as is necessary to obtain title to the Purchased Assets, including the Equipment free and clear of all liens, leasehold interests and encumbrances directly to the creditors of the Seller, including any lessors of the Leased Equipment.

            6. Notwithstanding that the Bill of Sale will be held in escrow pursuant to paragraph 5 of this Agreement, Buyer may immediately upon execution of this Agreement, move and transfer the Purchased Assets, including the Equipment, to its data center located in Atlanta, Georgia and use them in the business of Buyer or of Buyer's successors and/or assigns.

            7. Seller hereby represents and warrants that attached hereto as Exhibit C is a true and correct schedule of the payoff amounts relating to the Equipment Leases.


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            8. Escrow Agent assumes no liabilities under this Agreement except that of a stakeholder. The duties of Escrow Agent are only such as are specifically provided in this Agreement, being purely ministerial in nature, and no implied duties or obligations may be read into this Agreement against Escrow Agent. The Escrow Agent (a) shall not be liable for any error of judgment, any mistake of fact or law or any act done or omitted by it in good faith, unless as the result of its gross negligence or willful misconduct; (b) shall be entitled to treat as genuine any letter or other document furnished to it by Seller or Buyer and believed by it to be genuine and to have been signed and presented by the proper party or parties; (c) shall be entitled to consult with counsel of its own choosing with respect to any matter that arises hereunder and shall not be liable for action taken or omitted to be taken by it in good faith, and in accordance with the advise of such counsel; (d) shall be indemnified and held harmless by Buyer and Seller, jointly and severally, against any and all damages, expenses and liabilities incurred by it hereunder, including attorneys' fees and costs, except for those incurred by it as a result of its own willful misconduct or negligence, (e) in the event that a dispute shall arise as to the disposition of the items held in escrow hereunder, Escrow Agent shall have the right, at its option, to either hold the same or deposit the same with a court of competent jurisdiction located in the County and State of New York pending decision of such court, and Escrow Agent shall be entitled to rely upon the decision of such court, and (f) notwithstanding any dispute concerning the items held in escrow hereunder, Escrow Agent may represent Buyer as Buyer's legal counsel in any matter, including such dispute.

            9. Seller agrees to use the Purchase Price to pay to creditors of the Seller, including without limitation the lessors under the Equipment Leases, such amount as is necessary to obtain title to the Equipment, free and clear of all liens, leasehold interests and encumbrances of any kind whatsoever.

            10. The parties agree that if the order of the Bankruptcy Court is not delivered to the Escrow Agent by December 31, 1998 then this Agreement shall be null and void and the Escrow Agent shall be and is hereby directed by the parties to return the $295,000.00 to the Buyer and to return the Bill of Sale to the Seller.

            11. Seller shall reasonably cooperate and provide assistance to the Buyer as shall be reasonably appropriate during the transition of the Purchased Assets from the Seller to the Buyer, or its successors and/or assigns, after the Closing Date. All assistance shall be made promptly when available after any request by Buyer. Buyer shall only reimburse the Seller for reasonable out-of-pocket expenses incurred in rendering such assistance, but not for any time of any personnel.

            12. Notwithstanding any other provision of this Agreement, unless and until a final, nonappealable order is entered by the Bankruptcy Court meeting the requirements of Section 5 of this Agreement, neither the Seller nor the Global bankrupt estate, nor any third party, shall have any interest in the amount being held by the Escrow Agent pursuant to this Agreement.


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            13. Seller will, at any time and from time to time after the Closing
Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions as Buyer, or its successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets pursuant to this Agreement

            14. This Agreement shall be governed by the laws of the State of New York. The parties hereto submit and consent to the exclusive jurisdiction of the state courts of the State of New York in the Counties of New York and/or Westchester and the federal courts located therein with respect to any legal actions relating to this Agreement.

            15. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

            16. This Agreement supersedes any prior contracts relating to the subject matter hereof between the Buyer and the Seller. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

            17. This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns. This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.


                                    GLOBAL ENTREPRENEURS NETWORK, INC.


                                    By /s/ Thomas Heimann
                                      --------------------------------
                                          Thomas Heimann, President



                                    SAGE NETWORKS ACQUISITION CORP.


                                    By /s/ Leonard J. Fassler
                                      --------------------------------
                                        Leonard J. Fassler, President



Agreed to:

MCCARTHY, FINGAR, DONOVAN, DRAZEN & SMITH, L.L.P.



By /s/ Howell Bramson
  -------------------------------



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